Exhibit 10.37

MIZUHO SECURITIES USA LLC

1271 Avenue of the Americas

New York, NY 10020

CONFIDENTIAL

June 26, 2026

Roadzen Inc.

111 Anza Blvd., Suite 109

Burlingame, CA 94010

Attention: Rohan Malhotra

Email: rohan@roadzen.ai

Fee Letter

Ladies and Gentlemen:

Reference is made to (i) that certain Senior Secured Note Purchase Agreement, dated as of June 30, 2023 (as amended, modified, extended, restated, replaced, or supplemented from time to time, the “Note Purchase Agreement”) by, among others, Roadzen, Inc., a Delaware corporation (the “Issuer”), Roadzen Inc., a British Virgin Islands publicly traded business company formerly known as Vahanna Tech Edge Acquisition I Corp. (“Parent”), each undersigned Subsidiary of the Issuer party to the Existing Note Purchase Agreement (as defined below) as Guarantors (each a “Guarantor” and together with the Issuer, collectively, the “Note Parties” and, each, a “Note Party”), the Purchasers, and Mizuho Securities USA LLC (“MSUSA”), as administrative agent and collateral agent (collectively in such capacities, the “Agent”), and (ii) that certain Termination of Engagement Letters Agreement, dated as of September 20, 2023 (the “Termination Agreement”), by and between Parent and MSUSA, pursuant to which Parent agreed to pay (or cause to be paid) to MSUSA a one-time fee equal to $3,000,000 (the “Closing Payment”). Capitalized terms used but not defined in this letter agreement shall have the meanings assigned thereto in the Note Purchase Agreement. This letter agreement (the “Fee Letter”) constitutes a Note Document.

Fees.

As of the date of this Fee Letter, the Closing Payment has not been made. This is to confirm our agreement that, notwithstanding anything to the contrary in the Termination Agreement (and in lieu of any other payment obligations thereunder), you agree to pay (or cause to be paid) to MSUSA the Closing Payment on or before July 7, 2027, which Termination Payment has been fully earned on the date hereof. Commencing on April 1, 2026 and continuing until the Closing Payment has been irrevocably paid in immediately available funds in U.S. dollars in full, interest shall accrue on the Closing Payment at a rate of 3% per annum, payable in arrears, and shall be computed on the basis of a three-hundred sixty (360) day year for the actual number of days elapsed in the period during which it accrues.

You agree that, once paid, the Closing Payment or any part thereof will not be refundable under any circumstances, except as otherwise agreed in writing by Parent and the person entitled to such payment. The Closing Payment shall (i) be paid in immediately available funds in U.S. dollars, and shall not be subject to reduction by way of setoff or counterclaim and (ii) be in addition to reimbursement of our expenses as (and to the extent) provided for in the Note Purchase Agreement. All or any portion of Closing Payment may be allocated by MSUSA to any of its affiliates or be shared among MSUSA and its affiliates or any other Person.

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MSUSA hereby waives the breach of the Termination Agreement caused by your failure to pay the Closing Payment or enter into a promissory note as contemplated by the Termination Agreement prior to the date hereof.

Confidentiality:

This Fee Letter is delivered to you with the understanding that neither this Fee Letter nor any of the terms or substance hereof may be disclosed to any third party without our prior written consent except (a) as required by applicable law or compulsory legal process, (b) to your (and your affiliates’) shareholders, officers, directors, employees, attorneys, accountants and advisors on a confidential basis, (c) in connection with the exercise of any remedy or enforcement of any right under this Fee Letter or (d) as part of projections, pro forma information or part of a generic disclosure of aggregate sources and uses related to fee amounts to the extent customary or required in marketing materials (including, but not limited to a confidential information memorandum), the funds flow, financial statements, or in connection with customary accounting matters.

Miscellaneous.

This Fee Letter is intended to be solely for the benefit of the parties hereto, and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto. This Fee Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by each of the parties hereto. This Fee Letter shall not be assignable by any party without the prior written consent of each of the other parties hereto (and any purported assignment without such consent shall be null and void); provided, that this Fee Letter may be assigned to a permitted assignee of the Note Purchase Agreement in connection with an assignment of the Note Purchase Agreement to such permitted assignee in accordance with the terms of the Note Purchase Agreement.

This Fee Letter and its contents are subject to Sections 10.3 (Indemnity), 10.14 (Governing Law), 10.15 (Consent to Jurisdiction; Waiver of Venue; Service Of Process; Submission to Jurisdiction), 10.16 (Waiver of Jury Trial) and 10.19 (Counterparts; Integration; Electronic Execution) of the Note Purchase Agreement, which are incorporated herein by reference, mutatis mutandis.

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If the foregoing correctly sets forth our understanding, please indicate your acceptance of the terms hereof by returning to us an executed counterpart hereof, whereupon this Fee Letter shall become a binding agreement between us.

Very truly yours,

MIZUHO SECURITIES USA LLC

By	/s/ Sherif Lotfi
Name:	Sherif Lotfi
Title:	Managing Director

Accepted and agreed to as of the date first above written:

ROADZEN INC.

By	/s/ Rohan Malhotra
Name:	Rohan Malhotra
Title:	CEO

[SIGNATURE PAGE TO FEE LETTER]

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